MuniHoldings New Jersey Insured Fund, Inc.

File No. 811-8621
Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending July 31, 2000, MuniHoldings New Jersey Insured Fund, Inc. (the "Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of MuniHoldings New Jersey Insured Fund II, Inc. ("New Jersey Insured II"), File No. 811-8971, and MuniHoldings New Jersey Insured
Fund III, Inc. ("New Jersey Insured III"), File No. 811-
9127.

At meetings of the Boards of Directors of the Registrant, New Jersey Insured II and New Jersey Insured III, the
Boards of Directors approved an Agreement and Plan of Reorganization (the "Reorganization"). The
Reorganization referred collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of New Jersey Insured II by the Registrant and the subsequent distribution of Registrant's Common Stock and Registrant's Series C
Auction Market Preferred Stock ("AMPS") to the holders of New Jersey Insured II Common Stock and New Jersey
Insured II AMPS, Series A and Series B, respectively; (ii) the acquisition of substantially all of the assets and the assumption of substantially all the liabilities of New Jersey Insured III by the Registrant and the subsequent distribution of Registrant's Common Stock and Registrant's Series D AMPS to the holders of New Jersey Insured III Common Stock and New Jersey Insured III
AMPS, Series A, respectively; and (iii) the subsequent deregistration and dissolution of New Jersey Insured II and New Jersey Insured III.

On September 14, 1999, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No.333-87083; the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of New Jersey Insured II and New Jersey Insured III. Pre-Effective Amendment No. 1 to the N-14 Registration
Statement was filed on November 4, 1999, and the N-14 Registration Statement as so amended was declared effective by the Commission on November 14, 1999.

On January 20 , 2000, the shareholders of the Registrant,
New Jersey Insured II, and New Jersey Insured III approved the Reorganization at a special meeting of shareholders held for that purpose. On March 6, 2000, the "Reorganization Date"), pursuant to the Agreement and Plan of Reorganization, New Jersey Insured II transferred securities and cash valued at $129,890,849.38 to the Registrant and received in exchange 5,718,614 shares of the Registrant's Common Stock and 2,400 shares of
Registrant's Series C AMPS with an aggregate liquidation preference of $25,000; New Jersey Insured III transferred securities and cash valued at $109,306,484.67 to the Registrant and received in exchange 5,098,045 shares of the Registrant's Common Stock and 1880 shares of
Registrant's Series D AMPS with an aggregate liquidation preference of $25,000; and New Jersey Insured II and New
Jersey Insured III distributed these shares to their respective shareholders as provided in the Agreement and Plan of Reorganization.

Applications for Deregistration on Form N-8F were filed by New Jersey Insured II and New Jersey Insured III on
May 15, 2000 and May 16, 2000, respectively, with the
Securities and Exchange Commission.  New Jersey Insured
II and New Jersey Insured III were subsequently deregistered by the Securities and Exchange Commission on June 21, 2000.